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EXHIBIT 10.85

    May 24, 2000

TERMINATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

    This Termination Agreement and General Release of All Claims ("Agreement") summarizes our mutual understanding regarding termination of your employment with The Harvey Entertainment Company ("Harvey" or the "Company") effective May 24, 2000 (the "Termination Date").

    1.  Termination.  On the Termination Date, your employment agreement with Harvey dated as of April 26, 1999, (the "Employment Agreement") and your employment with the Company will terminate by mutual agreement.

    2.  Vacation.  On the Termination Date, Harvey will pay you any accrued vacation pay in accordance with the Company's Vacation Policy Procedure.

    3.  Stock Options and Stock Warrants.

      A.  Subject to the terms of the applicable Harvey Stock Option Plan, any stock options previously granted to you that have not vested will be canceled as the Termination Date. Any vested and unexercised stock options will subsequently expire per the terms of the Harvey Stock Option Plan. Please refer to the provision of your stock option agreement for more details.

      B.  Subject to the terms of the Warrant Agreement dated as of April 5, 1999, any Stock Warrants previously granted to you that have not vested will be cancelled as of the Termination Date. Any vested and unexercised Stock Warrants will subsequently expire per the terms of the Warrant Agreement. Please refer to the provision of the agreement for more details.

    4.  Expenses.  Unreimbursed business expenses incurred by you prior to the date of this Agreement, will be paid to you after approval in accordance with established procedures. You will not be authorized to incur any further business expenses after the date of this agreement. In addition, you will return to Glenn Weisberger, Senior Vice President of Harvey prior to the close of business on the Termination Date, any computer(s), cell phone and other Company property previously issued to you.

    5.  Benefits.  You will not be entitled after the last day of the month in which you terminate to receive any benefits accruing to employees of Harvey, except as required by law. After the Termination Date, you will be receiving information, under separate cover, regarding your rights under COBRA to a temporary extension of your group health and dental coverage. All benefits to which you may be entitled as of the Termination Date under the Company benefit plans (e.g., Retirement Account Plan, etc.) will be made available to you in accordance with the terms of such plans.

    6.  Future Cooperation.  You agree to reasonably cooperate with the Company and its legal advisors in connection with any business matters in which you were involved or any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during your employment, as reasonably requested by the Company.

    7.  General Release.  In consideration for execution of this Agreement and for the parties releasing each other from the remaining benefits and obligations of the Employment Agreement, except for the rights set forth in this Agreement and subject to each party performing its obligations imposed by this Agreement (for example, but without limitation those in Paragraphs 2,3, and 4 above), each party irrevocably and unconditionally release and forever discharge the other party, including but not limited to (as applicable) its parents, subsidiaries and affiliates and each of their respective stockholders, predecessors, successors, assigns, agents, directors, officers, employees and representatives ("Released Parties"), from any and all, known or unknown, claims, liabilities, losses, agreements, rights, causes of action and expenses of any nature whatsoever, arising during the period of your employment with the Company relating to your employment with the Company, or concerning the termination of such employment which either party may now or at any time hereafter have against any of the aforementioned entities or persons. This includes, but is not limited to, any claims or rights each party may have under any Federal, State or local laws or regulations affecting the terms and conditions of your employment or prohibiting employment discrimination on basis of race, color, national origin, religion, sex, age, sexual orientation, ancestry, medical condition, marital status, physical or mental disability (including but not limited to, those covered by the California Fair Employment and Housing Act, the New York Human Rights Act N.Y. Exec. Code Section 290, et seq., the Civil Rights Act of 1964 (Title VII), as amended, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., the American With Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the California Fair Employment and Housing Act, Cal. Govt. Code Section 12900 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq.,the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq., and the California Family Rights Act, as amended, Cal. Govt. Code Section 12945.1 et seq.), provided, however that nothing in this Paragraph shall release the company from any of its obligations to you, or release or waive any of your rights, under California Labor Code Section 2802. If, notwithstanding this Agreement, a party brings an action against the other party, which the defending party contends is based on any matter released by this Agreement, and if the defending party Company is adjudged to be the prevailing party in such action, then the defending party shall be entitled to recover from the party filing such action an award of its reasonable attorney's fees and costs of suit incurred in defending itself against such claim(s) in such action.

    You acknowledge awareness of and hereby waive any rights and benefits afforded by California Civil Code Section 1542, which provides:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    Notwithstanding the possibility that you may hereafter discover facts different from or in addition to those you now know or believe to be true, you hereby expressly waive all rights under such Civil Code Section and any other statute or legal principle of similar effect except for the matters set forth in this Agreement. You represent that you are the sole owner of all rights, interests and claims released herein.

    8.  Non-admission of Liability.  You agree not to assert that this Agreement is an admission of guilt or wrongdoing on the part of the Released Parties because the Released Parties do not believe or admit that any of them has done anything wrong. In addition, the Company agrees not to assert that this Agreement is an admission of guilt or wrongdoing on your part because you do not believe or admit that you have done anything wrong.

    9.  General Confidentiality.  You represent and agree that you will keep the terms of this Agreement completely confidential, and that you will not hereafter disclose any information concerning the terms of this Agreement to anyone, except you legal, tax and/or financial advisor who shall be similarly bound. This prohibition specifically includes, but by no means is limited to, any past, present or prospective employee or applicant for employment of the Company (including any parents, subsidiaries and affiliated of the the Company), or to any representative of any media concern. Disclosure of the terms of this Agreement shall constitute a material breach of this Agreement.

    By entering into this Agreement, you also confirm the commitment made by you in the Employment Agreement that all confidential or proprietary information, knowledge, and data of Harvey which you have acquired, learned, obtained or developed during your employment with Harvey will not, after the termination of your employment, directly or indirectly be used, communicated or divulged by you for your own benefit or for the benefit of another. You further confirm the commitment made by you in the Employment Agreement with respect to the secret, confidential or proprietary information, knowledge, and data of affiliated, customers, contractor and others with whom Harvey has a business relationship.

    10.  Non-Solicitation.  As set forth in Paragraph 1(b) of the Employment Agreement, you shall not, directly or indirectly (i) induce any customer or supplier of Company or Company's subsidiaries or affiliates to terminate its relationship with Company or Company's subsidiaries or affiliates (as the case may be), or (ii) solicit or induce any of Company's employees to terminate their employment with Company, or hire or cause any of the then current employees of Company to be hired by any other company (except companies controlled by Company).

    11.  Breach of Agreement.  In the event that you breach any of the terms of this Agreement, Company shall be entitled to any or all of the following: (i) recovery of any payments previously made to you pursuant to this Agreement; (ii) the right to obtain an injunction, without the posting of any bond or other security, enjoining or restraining you from any violation of this Agreement, and you hereby consent to the issuance of such an injunction; and (iii) payment of all costs and expenses, including without limitation reasonable attorneys' fees and costs, incurred by Company as a result of its efforts to enforce the terms and conditions of this Agreement.

    12.  Resignation.  By your signature below, effective on the Termination Date, you hereby resign as an officer, director, trustee, agent, representative and from acting in any other capacity on behalf of Harvey and all of its subsidiaries, divisions and affiliates and to agree to execute any required documentation necessary to effect such resignations.

    13.  Review and Revocation.  You understand that you have been given a period of ten (10) days to review and consider this Agreement before signing it. You further understand that you may use as much of this ten (10) day period as you wish prior to signing. You are strongly encouraged to consult with an attorney before signing this Agreement. However, you understand that whether or not to do so is your decision.

    You may revoke this Agreement within seven days of your signing it. Revocation can be made by delivering a written notice of revocation to Glenn Weisberger, Senior Vice President & General Counsel. For this revocation to be effective, written notice must be received by Glenn Weisberger, 11835 W. Olympic Blvd., Ste. 550, Los Angeles, CA 90064 no later than 5:00pm on the seventh day after you sign this Agreement. If you revoke this Agreement it shall not be effective or enforceable.

    14.  Tax Treatment.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable laws or regulation.

    15.  Representation & Warranties.  You represent and warrant that: (i) you have not entered into any third party agreements in Company's name or on Company's behalf of which Company has not been previously advised, other than in accordance with Company's policies and procedures: (ii) during the period of your employment with Company you have not engaged in any conduct or activity which constitutes a violation of law, willful misconduct, or a material violation of Company's policies; and (iii) you have not transferred to any person or entity any rights, causes of action of claims release in this Agreement.

    16.  Entire Agreement.  This is the entire agreement between you and the Company; provided, however, that notwithstanding any provision to the contrary contained herein, the provisions of Paragraphs 8 (Nondisclosure of Confidential Information), 10 (Ownership of Properties) and 14 (Indemnification) of the Employment Agreement will continue to apply under this Agreement. The Company has made no promises to you, oral or written, express or implied, other than those reflected in this Agreement, which comprises the full and complete understanding of the parties. This Agreement may not be changed or modified in any manner except in writing, signed both by a duly authorized representative of Company and by you.

    17.  Binding Upon Successor And Assigns.  This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns.

    18.  Arbitration.  You agree to use final, non-appealable and binding arbitration to resolve any dispute you may have with the Company or any other entity or person released herein. Such arbitration shall be conducted pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association. This arbitration agreement applies to all matters relating to this Agreement, your employment with and/or termination from Harvey, including disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, and further including all claims arising out of any alleged discrimination, harassment, or retaliation including, but not limited to those covered by the California Fair Employment and House Act, the New York Human Rights Act, N.Y. Exec. Code Section 290, et seq., the Civil Rights Act of 1964 (Title VII) as amended, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, as amended 29 U.S.C. Section 621 et seq., the Americans With Disabilities Act, as amended 42 U.S.C. Section 12010 et seq., the California Fair Employment and Housing Act, Cal. Govt. Code Section 12900 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq., and the California Family Rights Act, as amended, Cal. Govt. Code Section 12945.1 et seq. In the event a dispute arises between the parties, an arbitration must be commenced within sixty (60) days after one party notifies the other party in writing of the existence and nature of the dispute.

    19.  Severability.  You and the Company both agree that if any term of this Agreement other than the release found in Paragraph 8 is invalid or unenforceable that term will be inoperative, but the remaining terms will not be affected and will be construed and enforced as if this Agreement did not contain the invalid term.

    20.  Construction and Interpretation.  Paragraph headings are for convenience only and are not a part of this Agreement. The use of the neuter form herein shall be deemed to include the masculine and feminine forms, as the context may require. The terms "and", "or" and "and/or" shall be construed conjunctively, disjunctively, or both, as necessary to give the provision of the Agreement their broadest and most inclusive scope.

    The parties, and each of them, acknowledge, warrant and represent that the parties and their counsel have each participated in the drafting of this agreement and of each provision hereof and, accordingly, in construing and interpreting this Agreement shall be construed as a whole according to its fair meaning and that no provision of this Agreement shall be construed or interpreted against any party because such provision, or the Agreement as a whole, was purportedly prepared, drafted or requested by such party.

    21.  Acceptance.  Please confirm you express agreement to the terms and conditions as set forth above by signing the enclosed copy of this Agreement and returning it to my office no later than 5:00p.m. on May 24, 2000. The Company's offer as set forth above will expire at such time.

Sincerely,
The Harvey Entertainment Company
/s/ Glenn R. Weisberger
Glenn R. Weisberger Sr. Vice President & General Counsel.

I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, THAT I UNDERSTAND IT, AND THAT I AM VOLUNTARILY ENTERING INTO IT. AS THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, I HAVE READ THIS AGREEMENT VERY CAREFULLY.

AGREED TO:	/s/ Ronald B Cushey
DATE:	5/24/00

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EXHIBIT 10.85
TERMINATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS